PROSPECTUS SUPPLEMENT (To Prospectus dated February 26, 2025)	Filed Pursuant to Rule 424(b)(5) Registration No. 333-284969

Up to $3,015,515

This prospectus supplement amends and supplements the information in the prospectus, dated February 26, 2025, filed with the Securities and Exchange Commission as a part of our registration statement on Form S-3 (File No. 333-284969) (the “Registration Statement”), as previously supplemented by our prospectus supplements, dated April 28, 2025 (the “April 28 Prospectus Supplement” and together with the Registration Statement, the “Original Prospectus”) and April 29, 2025 (collectively with the Original Prospectus, the “Prior Prospectus”), relating to the offer and sale of a number of shares of our common stock, $0.001 par value per share, having an aggregate offering price of up to $50,000,000 (“Shares”), pursuant to that certain At The Market Offering Agreement we previously entered into with Roth Capital Partners ("Roth") on April 28, 2025 (the “Sales Agreement”). This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

As of the date of this prospectus supplement, we have sold 7,989,040 shares of our common stock at an aggregate gross offering price of $0.4192 pursuant to the Sales Agreement and the Prior Prospectus for aggregate gross sale proceeds of $3,349,104. We are filing this prospectus supplement to amend the Prior Prospectus to increase the amount we may offer and sell under the registration statement of which this prospectus supplement and the Prior Prospectus form a part following an increase in the aggregate market value of issued and outstanding shares of our common stock held by non-affiliates (our “Public Float”).

Pursuant to General Instruction I.B.6 of Form S-3, in no event may we sell, pursuant to the registration statement of which this prospectus supplement and the Prior Prospectus form a part, securities in a public primary offering with a value exceeding one-third of our Public Float in any 12-month period, so long as our Public Float remains below $75,000,000. Our Public Float as of May 22, 2025 was $31,403,731, based on 13,536,091 shares of our common stock issued and outstanding and held by non-affiliates on May 22, 2025, and a price per share of $2.32 as of March 24, 2025, which is a date within 60 days prior to the filing date of this prospectus supplement. As of the date hereof, we have sold securities with an aggregate market value of $7,452,396 pursuant to General Instruction I.B.6 of Form S-3 during the prior 12-month period that ends on and includes the date hereof.

As a result of the limitations of General Instruction I.B.6 of Form S-3, and in accordance with the terms of the Sales Agreement, we may currently offer and sell additional shares of our common stock having an aggregate offering price of up to $3,015,515 from time to time through Roth as sales agent. If our Public Float increases such that we may sell a greater amount of shares of our common stock under the Sales Agreement and the registration statement of which this prospectus supplement and the Prior Prospectus form a part, we will file another prospectus supplement prior to making such sales.

Our common stock is listed on The Nasdaq Capital Market under the symbol “APVO.” The last reported sale price of our common stock on May 22, 2025, was $0.30 per share.

Investing in our securities involves risks. See “Risk Factors” on page S-7 of the Original Prospectus, and in the filings with the Securities and Exchange Commission that are incorporated by reference into the Prior Prospectus and this prospectus supplement, for certain risks you should consider. You should read all the information set forth in this prospectus supplement and the Prior Prospectus, as well as the documents incorporated by reference herein and the Prior Prospectus, carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prior Prospectus, this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Roth Capital Partners

The date of this prospectus supplement is May 22, 2025